UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) January 2, 2007
PYRAMID BREWERIES INC.

(Exact name of registrant as specified in its charter)

Washington	000-27116	91-1258355
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
91 SOUTH ROYAL BROUGHAM WAY
SEATTLE, WA 98134

(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: 206-682-8322
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
     On January 2, 2007, Pyramid Breweries Inc. (the “Company”) entered into an Assets Purchase Agreement (the “Purchase Agreement”) with The Kemper Company (“Kemper”), a portfolio company of Adventure Funds (a private equity fund based in Portland, Oregon), pursuant to which it agreed to sell the Thomas Kemper Soda brand and related assets (the “TK Soda Assets”) to Kemper. Pursuant to the Purchase Agreement, Kemper paid $3.1 million in exchange for the TK Soda Assets, including the brand and other intellectual property, kegs, vehicles and point of sale materials. Kemper paid an additional $124,645 for the Company’s finished goods soda inventories on hand at the time of closing, which amount will be credited back to Kemper in the form of invoice credits pursuant to the Supply Agreement described below. The Company will reimburse Kemper via a cash payment of approximately $70,000 for the keg deposits it collected prior to the close of the transaction relating to the TK Soda Assets.
     The Purchase Agreement includes representations and warranties by the Company and Kemper that are customary for transactions of this nature. The Company’s representations and warranties generally survive for a period of one year from the date of closing. The Purchase Agreement also includes indemnification provisions that are customary for transactions of this nature, including indemnification for breaches of representations and warranties of the respective parties set forth in the Purchase Agreement. To partially secure the Company’s indemnification obligations under the Purchase Agreement, 10% of the purchase price was placed in a third party escrow account pursuant to an escrow agreement, of which 50% (less any indemnification payments previously made out of the escrow account and any indemnification claims then pending) will be released to the Company six months after the closing and the remaining balance (less any indemnification payments made out of the escrow account after the initial distribution and any indemnification claims then pending) will be released to the Company.
     Concurrently with the sale of the TK Soda Assets, the Company and Kemper also entered into an Exclusive Soda Production and Supply Agreement (the “Supply Agreement”), pursuant to which the Company will manufacture Thomas Kemper Soda products for Kemper according to specifications mutually agreed upon by both parties. The Supply Agreement appoints the Company as the exclusive manufacturer of existing Thomas Kemper Soda products in a 14-state territory in the West and Southwest, including Washington, Oregon, California and Texas. If the parties later agree, the Company’s appointment may be expanded to cover additional territories and/or new soda products. The Supply Agreement has an initial term of five years, which may be terminated earlier by either party as a result of the other party’s material breach or bankruptcy, or by Kemper beginning in 2009 provided that Kemper makes certain early termination payments to the Company. Unless earlier terminated, the Supply Agreement will automatically extend beyond the initial five year term and then may be terminated by either party with six months written notification. Under the Supply Agreement, Kemper will pay the Company a tolling fee for all products manufactured by the Company under the Supply Agreement, comprised of manufacturing and overhead costs plus a profit component, and reimburse the Company for shipping costs. The tolling fee may be adjusted annually to reflect any increases or decreases in the Company’s costs of manufacturing the products.

     The description of the Purchase Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the actual Purchase Agreement attached hereto as Exhibit 99.1. The description of the Supply Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the actual Supply Agreement, a copy of which will be filed as an exhibit to a future periodic report filed by the Company.
     The transaction did not require the approval of the Company’s shareholders. The Company issued a press release announcing the transaction described above, a copy of which is furnished as Exhibit 99.1 to this report.
Item 9.01.     Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibits are furnished with this report on Form 8-K:

10.46	Assets Purchase Agreement dated January 2, 2007

99.1	Press Release issued January 2, 2007

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PYRAMID BREWERIES INC.
January 5, 2007	By:	/s/ Michael O’Brien
Michael O’Brien
Chief Financial Officer and Vice President of Finance